TECHNOLOGY LICENSING AGREEMENT MADE AND ENTERED INTO IN THE CITY AND DISTRICT OF MONTREAL, ON THE 16TH DAY OF OCTOBER, 1997

BY AND BETWEEN: COMPOSITECH   LTD.,   a  body   politic  and   corporate,   duly
                incorporated according to the laws of the State of Delaware, having its head office and principal place of business in the City of Hauppauge, State of New York,

                (hereinafter referred to as the "Licensor")

                PARTY OF THE FIRST PART

AND: LAMINES CTEK INC., a body politic and corporate, duly incorporated according to the Canadian Business Corporations Act, having its head office and principal place of business in the City of Montreal, Province of Quebec,

                (hereinafter referred to as the "Licensee")

                PARTY OF THE SECOND PART

SECTION 1 - PREAMBLE

1.1 WHEREAS the Licensee wishes to build the Plant (as hereinafter defined) in order to manufacture and sell Products (as hereinafter defined);

1.2 WHEREAS Licensor is the owner of the Patents (as hereinafter defined), Copyrights (as hereinafter defined) and Technology (as hereinafter defined) required to manufacture Equipment (as hereinafter defined) and to manufacture and sell Products;

1.3 WHEREAS Licensor has agreed to grant to Licensee and Licensee wishes to acquire from Licensor the right and license to use the Patents, Copyrights and Technology to manufacture Products and to have manufactured, for its own use and to assemble Equipment;

1.4 WHEREAS Licensor has also agreed to grant to Licensee and Licensee wishes to acquire from Licensor the right and license to market, promote, advertise, sell, distribute and merchandise Products in association with the Trade Marks (as hereinafter defined).

     NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

SECTION 2 - DEFINITIONS

2.1 Definitions. In this Agreement:

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                                      - 2 -

2.1.1 "Affiliate" has the meaning ascribed thereto in the Canada Business Corporations Act;

2.1.2   "Approval" has the meaning ascribed thereto in paragraph 4.3;

2.1.3   "Art" has the meaning ascribed thereto in paragraph 8.3.4;

2.1.4   "Asset Sale" has the meaning ascribed thereto in subsection 6.4;

2.1.5 "Confidential Information" of a Disclosing Party means (a) all concepts, methods, procedures, inventions, know-how, secrets, data and other information of the Disclosing Party, whether in written, printed, electronic, unrecorded or any other form whatsoever, and whether known now or developed during the Term of this Agreement, useful in the development or exploitation of the Products or the Equipment, including all documentation thereof, and (b) all business plans of the Disclosing Party relating to the manufacturing, marketing or selling of the Products, except for information that the Receiving Party can reasonably demonstrate:

        2.1.5.1 has become generally known to those in the printed wiring board field other than through unauthorized disclosure by the Receiving Party;

        2.1.5.2 is known to the Receiving Party prior to disclosure by the Disclosing Party; or

        2.1.5.3   has   become   available   to  the   Receiving   Party   on  a
        non-confidential basis from a source other than the Disclosing Party.

2.1.6 "Copyrights" means in respect of the Technology, all the copyrights and industrial designs and registrations thereof and applications therefor and all renewals, modifications, developments and extensions thereto, as well as all other copyrights and industrial designs in respect of the Technology which may hereafter be issued to or acquired by Licensor or for which the Licensor may have the right to grant licenses;

2.1.7   "Disclosing Party" has the meaning ascribed thereto at subsection 9.1;

2.1.8 "Equipment" means any machinery or equipment developed or patented by the Licensor for the purpose of manufacturing the Products;

2.1.9   "Event of Default" has the meaning ascribed thereto at subsection 6.3;

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                                      - 3 -

2.1.10  "Fairness  Committee"  has the meaning  ascribed  thereto in  subsection
        15.1;

2.1.11  "Fee Adjustment" has the meaning ascribed thereto in subsection 4.3;

2.1.12 "Intellectual Property" means the Patents, the Copyrights and the Trade Marks;

2.1.13 "Integral Circuit" means laminates with integral circuits or printed circuit boards with integral circuits as described by the following claims or parts of such claims set forth in Licensor's patents Nos. 4,943,334, 5,037,691 and 5,478,421:

                (i) claims 70-73 of U.S. Patent 4,943,334;

                (ii)claims 16 and 26-30 of U.S. Patent No. 4,943,334, provided that the conductive surface is in the form of a series of conductive line traces etched or formed between two or more pads (hereinafter called a "circuit") and further provided that the circuit is formed on the tooling and transferred to the laminate or printed circuit board during the molding process;

                (iii) claims 7, 8, 36, 37, 42 and 43 of U.S. Patent No. 5,037,691, provided that the metal or metallic coating is in the form of a circuit; and

                (iv) claims 4, 5, 8-11, 50, 64 and 73 of U.S. Patent No. 5,478,421, provided that the metal or conductive surface is in the form of a circuit and further provided that the circuit is formed on the tooling and transferred to the laminate or printed circuit board during the molding process;

2.1.14 "Investors" means Societe Innovatech du Grand Montreal, Industries Devma Inc., Fonds de Solidarite des Travailleurs du Quebec (F.T.Q.) and Fonds Regional de Solidarite Ile de Montreal;

2.1.15 "Joint Ventures" means any entity in which Licensor or any of its Affiliates has an equity interest of at least 33 1/3%; however, the parties shall not be deemed to be in a "Joint Venture" relationship with one another for the purposes of this Agreement;

2.1.16 "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                2.1.16.1 such individual is actually aware of such fact or other matter, or

                2.1.16.2 a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive review of the files, books and records of the Corporation.

                A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as an officer of such Person has, or at any prior time had, Knowledge of such fact or other matter;

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                                      - 4 -

2.1.17 "Licensee Determination" has the meaning ascribed thereto at subsection 4.3;

2.1.18 "Licensee Fee Adjustment" has the meaning ascribed thereto at subsection 4.3;

2.1.19 "Licensee's Improvements" has the meaning ascribed thereto at subsection 5.2;

2.1.20  "Licensor Approval" has the meaning ascribed thereto at subsection 4.3;

2.1.21 "Licensor Determination" has the meaning ascribed thereto at subsection 4.3;

2.1.22  "Licensor  Improvements"  has the meaning ascribed thereto at subsection
        5.1 hereof;

2.1.23 "Multi Layer Printed Circuit Boards" means the circuit boards defined in one or more of claims 18-26 and 63-68 of U.S. Patent No. 5,037,691 or the circuit boards produced using the process described in any of the claims of U.S. Patents Nos. 5,376,326 and 5,512,224;

2.1.24 "Normal Capacity" means the Plant both manufacturing and shipping 2,475,000 square feet of Products during the same period of three (3) consecutive months in response to firm orders received by the Licensee in the normal course of business justifying the manufacturing of such quantity of Products;

2.1.25 "North America" means Canada, the United States of America, Mexico and the Caribbean Islands, including the Antilles and the Bahamas;

2.1.26 "Patents" means all the patents and patent applications relating to, used in or useful in the development, manufacturing, marketing or distribution of Products or relating to the Equipment, patents and patent applications covering Licensor Improvements, any patents and patent applications covering improvements, modifications, developments, additions and alterations to the Technology, Equipment or Products by any licensee of Licensor for which Licensor may have the right to grant licenses to Licensee during the Term, as well as all other patents relating to the Technology, Equipment or Products which may hereafter be issued to or acquired by Licensor or for which Licensor may have the right to grant licenses, provided that the "Patents" shall not include the subject matter of (i) any claims of any patents or applications, present or future, to the extent that they relate to Multi Layer Printed Circuit Boards or Integral Circuits, and (ii) any patents or patent applications or claims thereof which may be filed or issued in the future, directed to subject matter different from that included in the Patents;

2.1.27 "Person" means an individual, partnership, joint venture, trustee, trust, corporation, division of a corporation, unincorporated organization or other entity or a government, state or agency or political subdivision thereof, and pronouns when they refer to a Person have a similarly extended meaning;


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                                      - 5 -


2.1.28 "Plant" means the manufacturing plant of Licensee to be situated in the Montreal region;

2.1.29 "Products" means laminates for printed wiring boards and for all other uses manufactured using the Patents, Copyrights and the Technology, provided, however, that Multi Layer Printed Circuit Boards and Integral Circuits shall not be deemed Products within the purview of this Agreement;

2.1.30 "Proportion" means for North America for the first two twelve (12) month periods commencing on the date hereof, a fraction, the numerator of which shall be the annual planned Product manufacturing capacity of the Plant and the denominator of which shall be the aggregate annual planned Product manufacturing capacity of all plants (including the Plant) owned or operated by Licensor or its Affiliates or any other Person licensed (including Licensee) or otherwise authorized by Licensor or its Affiliates to use the Intellectual Property and Technology and/or manufacture or sell Products in North America;

2.1.31  "Purchaser" has the meaning ascribed thereto in subsection 6.4;

2.1.32  "Receiving Party" has the meaning ascribed thereto at paragraph 9.1.2;

2.1.33  "Representatives" has the meaning ascribed thereto at subsection 9.2;

2.1.34 "Sales Agency and Marketing Agreement" means the sales agency and marketing agreement entered into between the parties hereto on the date hereof;

2.1.35 "Sales Proportion" means (i) for North America commencing with the twenty-fifth (25th) month following the date hereof and ending December 31, 2000 and in each fiscal year of Licensee thereafter, a fraction, the numerator of which shall be the sales of Products in North America from the Plant for the period in question, and the denominator of which shall be the aggregate annual sales of Products in North America for the period in question from all plants (including the Plant) and in the event that a plant in North America has not made any sales, the planned Product manufacturing capacity of such plant for the period in question, owned or operated by Licensor or its Affiliates or any other Person licensed (including Licensee) or otherwise authorized by Licensor or its Affiliates to use the Intellectual Property and Technology and/or manufacture or sell Products in North America from such plant in North America multiplied by the weighted average selling price of all Products sold in North America for the period in question ("North American Sales Proportion") and (ii) for each country outside of North America in each fiscal year, a fraction, the numerator of which shall be the annual sales of Products in such country

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                                      - 6 -

        from the Plant and the denominator of which shall be the aggregate annual sales of Products in such country from all plants (including the Plant) and in the event that a plant in such country has not made any sales, the annual planned Product manufacturing capacity of such plant, owned or operated by Licensor or its Affiliates or any other Person licensed (including Licensee) or otherwise authorized to use the Intellectual Property and Technology and/or to manufacture or sell Products in such country from such plant in such country multiplied by the weighted average selling price of all Products sold in such country for the period in question (the "Country Sales Proportion"). For the purposes of subsection 11.2 hereof only, Sales Proportion, North American Sales Proportion and Country Sales Proportion shall be based on the twelve (12) month period following the issuance or registration of the Patent, Copyrights or Trade Mark. For the purposes of this definition, sales shall be calculated on an "Ex-Works" basis net of any tariff, customs duties and penalties, sales and value added taxes, user fees, service fees, packaging costs, freight costs and transportation insurance costs, transloading costs and all other costs associated with deliveries, damage allowances, rebates, returns and volume incentives and any other costs, duties and fees which should be excluded to allow the sales to be calculated on an "Ex-Works" basis as provided in the 1990 Incoterms of the International Chamber of Commerce;

2.1.36 "Shareholders Agreement" means the shareholders agreement entered into on the date hereof among all the holders of shares of Licensee;

2.1.37  "Share Sale" has the meaning ascribed thereto in subsection 6.4;

2.1.38 "Technical Services Agreement" means the services agreement entered into on the date hereof between Licensor and Licensee;

2.1.39 "Technology" means information, technical knowledge, know-how, processes, procedures, devices, jigs, fixtures, machines, methods, inventions, software and trade secrets now known and which may become known to Licensor during the Term (except technology that may be disclosed to Licensor in the future by another licensee of Licensor which Licensor is legally prohibited from disclosing to Licensee) (i) relating to, used in or useful in the development, manufacture, marketing or distribution of Products or (ii) relating to the Equipment;

2.1.40  "Term" has the meaning ascribed thereto in subsection 6.1 hereof;

2.1.41  "Territory" means the world;

2.1.42 "Trade Marks" means all trade marks, whether or not registered, that Licensor may own or have the right to use anywhere in the Territory in relation to Products.

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                                      - 7 -

SECTION 3 - GRANT OF LICENSE

3.1 Grant of License. Subject to the terms and conditions hereof, Licensor hereby grants to Licensee, the latter hereby accepting,

3.1.1 the right and license to manufacture Products at the Plant using the Patents, Copyrights and Technology,

3.1.2 subject to subsection 3.3, the non-exclusive right and license to have Equipment manufactured (and to assemble such Equipment) solely for its own use in the Plant, for the manufacture of Products, using the Patents, Copyrights and Technology,

3.1.3 subject to subsection 3.4, until the Plant operates at Normal Capacity, the right and license, exclusive except as to Licensor, to manufacture, market, promote, advertise, sell, distribute and merchandise Products in North America, and the non-exclusive right and license to market, promote, advertise, sell, distribute and merchandise Products manufactured pursuant to paragraph 3.1.1 throughout the Territory,

3.1.4 subject to subsection 3.4, once the Plant shall have operated at Normal Capacity, the non-exclusive right and licence to market, promote, advertise, sell, distribute and merchandise Products throughout the Territory, provided, however, that (i) Licensor shall not have any right to grant to any Person any license which impairs the rights granted to Licensee and; (ii) if the Plant ceases to operate at Normal Capacity at any time, Licensor's right to grant to any Person any non- exclusive right or license to market, promote, advertise, sell, distribute or merchandise Products in North America is subject to Licensor maintaining the Plant at a capacity no lower than any other plant in North America owned by Licensor, any of its Affiliates or any entity in which the Licensor or any of its Affiliates has an equity interest of at least 33 1/3%,

3.1.5 the right and license, subject to Licensee fulfilling its obligations set forth in Section 8 hereof, to market, promote, advertise, sell, distribute and merchandise Products in association with the Trade Marks throughout the Territory, provided that as long as the Sales Agency and Marketing Agreement is in force, Licensor shall be entitled to designate the Trade Marks which Licensee may use in respect of the Products.

3.2 Sublicenses. Licensee shall not have any right to grant sublicenses hereunder.

3.3 Equipment Manufacturing. In connection with the rights granted to the Licensee pursuant to paragraph 3.1.2 hereof, Licensee shall be entitled to contract with any responsible and reputable suppliers and/or manufacturers, in connection with the manufacture of Equipment,

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                                      - 8 -

which Equipment shall be delivered to and used solely by Licensee at Licensee's Plant. Licensee shall prior to so contracting notify Licensor in writing of the name of such supplier and/or manufacturer. In the event that Licensor does not advise Licensee within twenty (20) days of receipt of Licensee's notice that it believes, acting reasonably, that such supplier and/or manufacturer is not responsible or reputable, then Licensor shall be deemed to have accepted such supplier and/or manufacturer. Licensee shall consult with Licensor in order to establish such procedures as the parties will agree upon, acting reasonably, as will assure that the Technology is adequately protected against misappropriation or misuse by any such supplier or manufacturer. If Licensor notifies Licensee within the twenty (20) day period that it believes, acting reasonably, that such supplier and/or manufacturer is not responsible or reputable, then Licensee shall either (i) not contract with such supplier and/or manufacturer without again following the procedure set forth in this subsection 3.3, or (ii) contest the determination of Licensor and submit the matter to the Fairness Committee and Arbitration, if necessary, who shall make the determination.

3.4 Importation of Products into North America. Licensor hereby agrees that neither it nor its Affiliates or Joint Ventures shall, anywhere in North America, market, promote, advertise, sell, distribute or merchandise, directly or indirectly, products manufactured outside North America and which are the same or similar to the Products manufactured at the Plant, and Licensor and its Affiliates and Joint Ventures hereby further agree that they shall include in any license or sub-license granted to any Person a provision prohibiting such licensee or sub-licensee from marketing, promoting, advertising, selling, distributing or merchandising anywhere in North America, products manufactured outside North America and which are the same or similar to the Products manufactured at the Plant (and enforce such provision in the event of any breach thereof by any such licensee or sublicensee, to the extent reasonable), except if (i) such marketing, promotion, advertising, sale, distribution or merchandising is directly effected through the Licensor, acting as agent or principal; and (ii) a customer of Licensor, its Affiliates or Joint Ventures or such licensee or sub-licensee has expressly requested that such products be manufactured by a specific plant situated outside North America, after such customer has been informed by Licensor, its Affiliates or Joint Ventures or such licensee or sublicensee, that Licensee is an authorized supplier of such products in North America, and Licensee has a reciprocal right to market, promote, advertise, sell, distribute and merchandise Products from the Plant in such territory or territories outside North America from where the Person who owns such specific plant is authorized to market, promote, advertise, sell, distribute and merchandise products which are the same or similar to the Products manufactured at the Plant.

3.5  Immunity.  The rights and  licenses  granted to  Licensee  pursuant to this
Section 3 shall include the right to pass on immunity under the Patents to any user or purchaser of Products manufactured or sold by Licensee in accordance with this Agreement, as to all reasonably intended uses of the Products.

3.6 Multi Layer Printed Circuit Boards or Integral Circuits. In the event that Licensor wishes to grant any licenses in respect of Multi Layer Printed Circuit Boards or Integral Circuits in the Territory, it shall negotiate in good faith with Licensee for the granting of such

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                                      - 9 -

licenses to Licensee, it being understood that Licensor shall be entitled to negotiate with others at the same time.

3.7 Rights of Licensor Outside of North America. Licensee hereby acknowledges and confirms that insofar as the license rights granted to it pursuant to subsection 3.1 hereof are concerned, its Territory shall exclude (i) the exclusive territory contemplated in the license agreement between HT Troplast AG (successor of Huls Troisdorf AG) and Licensor dated June 22, 1990 and (ii) any other territory outside of North America for which Licensor grants any exclusive license rights in connection with the Patents and the Technology, the whole subject to any reciprocal rights, if any, granted to Licensee pursuant to paragraph (ii) of subsection 3.4 hereof;

SECTION 4 - LICENSOR'S OBLIGATIONS

4.1 Licensor's Initial Obligations. Concurrently with the execution of this Agreement, Licensor shall disclose to Licensee the Technology and provide Licensee with copies of the documents set forth in Schedule annexed hereto. Thereafter, Licensor shall from time to time upon the request of Licensee promptly provide Licensee with copies of all other existing documents, records, drawings, plans and writings in connection with the Technology. Such Technology and the services to be furnished by Licensor pursuant to the Technical Services Agreement shall enable Licensee to benefit fully from the rights and licenses granted to it pursuant to this Agreement.

4.2 Technical Services Agreement. In addition to the obligations of Licensor set forth herein, Licensor shall furnish to Licensee certain services in accordance with the Technical Services Agreement.

4.3 Planned Manufacturing Capacity. Licensor shall be obliged to promptly inform Licensee in writing of the planned manufacturing capacity in square feet of Products in all plants owned or operated by Licensor or its Affiliates or any other Person licensed or otherwise authorized by Licensor or its Affiliates to use the Intellectual Property and the Technology and/or manufacture or sell Products in North America or outside of North America, if applicable, and of any change thereto (the "Licensor Determination"). The board of directors of Licensee shall then decide whether or not to approve such Licensor Determination. In the event that such board of directors approves of same in writing within 10 days of being informed by Licensor thereof (the "Approval"), then the parties shall determine any adjustment to the fees and costs provided in Section 11 hereof already paid by Licensee for the period in question and the manner in which same is to be acquitted (the "Fee Adjustment"). In the event that the parties cannot agree on the Fee Adjustment within 10 days of the Approval, then the parties shall submit this matter to the Fairness Committee pursuant to Section 15 hereof. However, in the event that such board of directors does not approve of the Licensor Determination within 10 days of being informed by Licensor thereof, then the parties shall submit the Licensor Determination as well as the Fee Adjustment to the Fairness Committee pursuant to Section 15 hereof.

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                                     - 10 -

     The board of directors of Licensee shall be obliged to promptly inform Licensor in writing of the planned manufacturing capacity in square feet of Products in the Plant and of any change thereto (the "Licensee Determination"). Licensor shall then decide whether or not to approve such Licensee Determination. In the event that Licensor approves of same in writing within 10 days of being informed by Licensee thereof (the "Licensor Approval"), then the parties shall determine any adjustment to the fees and costs provided in Section 11 hereof already paid by Licensee for the period in question and the manner in which same is to be acquitted (the "Licensee Fee Adjustment"). In the event that
(i) the parties cannot agree on the Licensee Fee Adjustment within 10 days of the Licensor Approval, or (ii) the board of directors of Licensee cannot advise Licensor in writing of the Licensee Determination within ten (10) days of being requested in writing to do so by Licensor, then the parties shall submit this matter to the Fairness Committee pursuant to Section 15 hereof. However, in the event that Licensor does not approve of the Licensee Determination within 10 days of being informed by the board of directors of Licensee thereof, then the parties shall submit the determination of the Licensee Determination as well as the Licensee Fee Adjustment to the Fairness Committee pursuant to Section 15 hereof.

     For the first two twelve (12) month periods following the date hereof, the parties hereby agree that the estimated planned manufacturing capacity of the Plant is 9 900 000 square feet of Products per twelve (12) month period and the estimated planned manufacturing capacity of the Licensor's plant situated in Long Island, New York is 4 950 000 square feet of Products per twelve (12) month period, the whole subject to the provisions of the first two paragraphs of this subsection 4.3.

SECTION 5 - DEVELOPMENTS AND IMPROVEMENTS

5.1 Improvements by Licensor. The parties hereby agree that should any improvements, modifications, developments, additions and alterations be made to the Technology, Equipment or Products by or on behalf of Licensor, its agents, employees, consultants or representatives at any time (the "Licensor Improvements"), then the legal rights therein shall be the exclusive property of Licensor. Licensor shall promptly furnish Licensee with details of all Licensor Improvements and upon the request of Licensee promptly provide Licensee with copies of all documents, records, drawings, plans and writings in connection with the Licensor Improvements which exist at that time. Such Licensor Improvements together with the services to be furnished by Licensor pursuant to the Technical Services Agreement shall enable Licensee to make use of them for the purposes provided for in this Agreement. All Licensor Improvements shall be deemed licensed to Licensee hereunder for the purposes set forth in this Agreement without any compensation therefor and shall be deemed to form part of the Intellectual Property or Technology for the purposes of this Agreement.

5.2 Improvements by Licensee. The parties hereby agree that the legal rights with respect to any improvements, modifications, developments, additions and alterations made to the Technology, Equipment or Products by or on behalf of Licensee, its agents, employees, consultants or representatives at any time shall be the exclusive property of Licensee (the

"Licensee's Improvements"). Licensee shall promptly furnish Licensor with details of all Licensee's Improvements and upon the request of Licensor promptly provide Licensor with copies of all documents, records, drawings, plans and writings in connection with Licensee's Improvements which exist at that time. Licensee shall furnish to Licensor, on substantially the same terms and conditions (including price) as the services furnished by Licensor to Licensee pursuant to the Technical Services Agreement, such services as will enable Licensor to make use of Licensee's Improvements to the same extent as Licensee and, subject to subsection 5.3 hereof, to sublicense its use to Licensor's other licensees. All Licensee's Improvements shall be deemed exclusively licensed to Licensor for the Territory without any compensation therefor, subject to the rights of Licensee to make use of Licensee's Improvements in the same manner as provided in Section 3 hereof. Licensor shall cooperate fully with and assist Licensee in obtaining, at Licensee's expense, patents, copyrights, industrial designs, trademarks and other intellectual property registration with respect to Licensee's Improvements. Licensor shall reimburse Licensee for a portion of such expenses and for that purpose the provisions of subsections 11.1 and 11.2 hereof in respect of the reimbursement by Licensee shall apply mutatis mutandis to Licensor. In the event Licensee declines for any reason to seek patent protection for any of Licensee's Improvements, or declines to seek such protection in all jurisdictions, or decides to cease maintaining any patent in force, then it shall promptly notify Licensor to afford Licensor the opportunity to seek or maintain patent protection therefor and in such event the rights therein shall belong to Licensor, subject to a license to Licensee as set forth in Section 3 hereof and subject to cost sharing in accordance with subsections
11.1 and 11.2 hereof.

5.3 Limitation on Rights of Licensor to Licensee's Improvements. Notwithstanding subsection 5.2 hereof, Licensor shall not be entitled to make Licensee's Improvements available to any licensee of Licensor unless such licensee has permitted its improvements to the Technology, Equipment and Products to be made available to Licensee without any compensation therefor payable by Licensee.

SECTION 6 - TERM AND EVENT OF DEFAULT

6.1 Term. Subject to the terms and conditions hereof, the term of this Agreement is ninety-nine (99) years (the "Term") commencing on the date first mentioned hereinabove.

6.2 Termination of Agreement. If an Event of Default occurs with respect to either party, the non-defaulting party shall have the right to terminate this Agreement immediately upon written notice to the defaulting party.

6.3 Definition of Event of Default. As used herein, "Event of Default" means, with respect to either party, the occurrence of any of the following events:

6.3.1 such party commits an act of bankruptcy, makes an assignment for the benefit of its creditors or otherwise takes advantage of or shelter under any legislation for the protection of debtors; or

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                                     - 12 -

6.3.2 such party is declared bankrupt or a receiver is appointed in respect of such party or a substantial portion of its property; or

6.3.3   such party is dissolved, liquidated or wound-up; or

6.3.4 such party fails to perform any of its material obligations under the provisions of this Agreement and such failure is not remedied within thirty (30) days of receipt of a written notice to that effect received from the other party.

6.4 Sale of Assets or Shares of Licensee. Notwithstanding any provision of this Agreement, in the event that (a) Licensee sells all or substantially all of its assets to any Person (the "Purchaser") (the "Asset Sale"), or (b) seventy-five percent (75%) or more of the issued and outstanding voting shares of Licensee are sold to any Person other than any of the Investors (the "Share Sale"), Licensor may terminate this Agreement only if the Licensor provides the Purchaser or Licensee (in the event of a Share Sale) at the time of such Asset Sale or Share Sale, subject to the Purchaser's or Licensee's acceptance, a new technology licensing agreement identical in all material respects to this Agreement, with the exceptions that such new agreement shall provide (i) that any improvements, modifications, developments, additions and alterations to be made to the Intellectual Property, Technology, Equipment or Products by the Purchaser or by Licensee (in the event of a Share Sale) shall be promptly disclosed to and shall be the exclusive property of Licensor, and shall form part of the Intellectual Property and Technology licensed to Purchaser or Licensee (in the event of a Share Sale); (ii) that Licensee's Improvements assigned to Licensor pursuant to subsection 6.5 hereof, shall form part of the Intellectual Property and Technology licensed to Purchaser or Licensee (in the event of a Share Sale); (iii) for the payment to Licensor of royalties on gross sales of Products at a reasonable royalty, such royalty to be determined in accordance with the then applicable rules of law under which a United States court would determine a reasonable royalty pursuant to 35 U.S. Code ss. 284 or any applicable successor provision; and (iv) for a term equal to the unexpired portion of the Term. In the event that Licensor does not offer to the Purchaser or Licensee (in the event of a Share Sale) such new agreement as provided for herein, then this Agreement shall continue in full force and effect in favour of the Purchaser or Licensee (in the event of a Share Sale).

6.5 Assignment of Licensee's Improvements. In the event that this Agreement is terminated following the Asset Sale or Share Sale or at the end of the Term or for any other reason whatsoever, without exception, the Licensee shall assign all its rights to the Licensee's Improvements to Licensor for an aggregate price of one dollar (1$) and shall forthwith furnish to Licensor a detailed description of all such Licensee Improvements and the underlying Technology that has not previously been disclosed to Licensor. Licensee agrees at Licensor's expense to sign all documents and do all things as may be necessary in the opinion of Licensor's counsel to give effect to such assignment.

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                                     - 13 -

SECTION 7 - EFFECT OF TERMINATION OR EXPIRATION OF THE TERM

7.1 Effect of Termination. Upon the termination of this Agreement for any reason whatsoever or the expiration of the term of this Agreement:

7.1.1   all rights of the parties hereunder shall cease immediately;

7.1.2 all amounts owing by one party to the other shall immediately become due and payable;

7.1.3 subject to paragraph 7.1.4 hereof, Licensee shall forthwith deliver to Licensor all forms, documents and materials relating to Products or Equipment which are the property of Licensor without retaining any copy thereof, as well as all promotional and advertising materials, instruction sheets, documents and other items bearing any of the Trade Marks, unless a new technology licensing agreement is entered into as provided for in subsection 6.4 hereof;

7.1.4 Licensee shall have the right to distribute and sell its remaining inventory of Products and raw materials, in the ordinary course of business and pursuant to instructions received from Licensor, unless a new technology licensing agreement is entered into as provided for in subsection 6.4 hereof;

7.1.5 Licensor shall be entitled, at its option exercisable by written notice given to Licensee within thirty (30) days following such termination or expiration, to purchase all or any of the Equipment owned by Licensee, at a price equal to Licensee's depreciated cost therefor, unless a new technology licensing agreement is entered into as provided for in subsection 6.4 hereof. Upon exercise of such option, Licensee shall, within ten (10) days of its receipt of such notice, deliver the purchased Equipment to Licensor and Licensor shall pay the purchase price therefor upon receipt of same. Should Licensor not purchase all of Licensee's Equipment, Licensee shall have the right to sell same to any Person.

        The parties agree to sign all documents and do all things as may be necessary to give effect to the foregoing provisions. Licensor shall be entitled to set off all amounts owing to it by Licensee against the purchase price for the Equipment under paragraph 7.1.5 hereof.

7.2 Surviving provisions. Termination of this Agreement for any reason whatsoever or the expiration of the term of this Agreement shall not release any party from any of its obligations which remain unfulfilled at such time or release any party from those obligations which survive such termination or expiration, including, but not limited to, the obligations set forth in Section 9.

SECTION 8 - TRADE MARKS AND QUALITY CONTROL

8.1 Rights and Ownership in Trade Marks. Neither this Agreement nor the operations of Licensee hereunder shall in any way give or be deemed to give Licensee any interest in the Trade Marks, except for its right and license to use the Trade Marks in accordance with the terms hereof. Licensee agrees that each of the Trade Marks and the goodwill symbolized thereby is the sole and exclusive property of Licensor and nothing in this Agreement shall prohibit or curtail in any manner Licensor's right to use, directly or indirectly the Trade Marks. All goodwill resulting from Licensee's use of the Trade Marks shall inure solely to the benefit of Licensor.

8.2 No action by Licensee. Licensee agrees that it has no power or right to and shall not during the term of this Agreement or thereafter take any action which might invalidate the Trade Marks or impair any rights of Licensor therein or create any rights adverse to those of Licensor therein or attempt to register the Trade Marks anywhere in the Territory.

8.3 Use of Trade Marks

8.3.1 As long as the Sales Agency and Marketing Agreement is in force, Licensee shall not use any Trade Marks on any Products other than those Trade Marks designated by Licensor;

8.3.2 Licensee agrees that it will use the Trade Marks only in connection with the Products and will label, package and advertise the Products only in such manner as to preserve at all times all rights of Licensor in the Trade Marks;

8.3.3   Licensor  shall  provide  to  Licensee  from  time to  time  information regarding the use of the Trade Marks, including the typeface, configuration and orientation of the Trade Marks, specifications and restrictions on the size, colour and backgrounds for the Trade Marks, and Licensee shall use the Trade Marks only in the manner so specified;

8.3.4 Licensee shall submit all original mechanical art (the "Art") for all labels, packaging, advertisements, promotional materials and other materials used in connection with the sale of the Products which bear any Trade Mark to Licensor for approval prior to the use of the Art, which approval shall not be unreasonably withheld or unduly delayed. In the event that Licensor does not notify Licensee in writing of its disapproval of same within thirty (30) days of its receipt of the Art, the Art shall be deemed to be approved by Licensor;

8.3.5 Licensee shall not change or modify any part of the Art without the written approval of Licensor, which approval shall not be unreasonably withheld or unduly delayed. In the event that Licensor does not advise Licensee in writing that it disapproves of such change or modification within ten (10) days of receipt thereof, Licensor shall be deemed to have accepted such change or modification;

8.3.6 Licensee shall forward to Licensor, at Licensee's expense, such representative samples of the labels, packaging, advertisements and promotional and other materials used in connection with the sale of the Products in which any of the Trade Marks appear once a year or at such other times as Licensor may reasonably request, in order to verify that the Trade Marks are being used in accordance with the terms of this Agreement;

8.3.7 Each label, package, advertisement, item or promotional or other material used in connection with the sale of the Products which bears any Trade Mark shall contain the following legend:

                "[the   particular   Trade   Marks
                used]"(R)   are  Trade   Marks  of
                Compositech  Ltd.  and are used by
                [Licensee's Name] under License."

        or such other legend, inscriptions and markings thereon as Licensor may request;

8.3.8 Licensee shall not use the Trade Marks or any similar mark, name or logo to identify its business or any product (other than Products) that Licensee manufactures or sells;

8.3.9 Licensee shall use the Trade Marks, only as depicted in their respective registrations or applications for registration or as prescribed by Licensor.

8.4 Quality Control

8.4.1 Licensee shall submit a sufficient number of specimens of each Product (as shall be agreed upon between Licensor and Licensee) which incorporates or is to be sold under any of the Trade Marks to Licensor for approval prior to the introduction into the market and use of such Product, which approval shall not be unreasonably withheld or unduly delayed. In the event that Licensor does not advise Licensee in writing that it disapproves of such Product which incorporates or is to be sold under any of the Trade Marks within thirty (30) days of its receipt thereof, Licensor shall be deemed to have accepted same;

8.4.2 Licensee shall maintain the quality of each of the Products which incorporates any of the Trade Marks in strict conformity with the standards and specifications for the Product furnished by Licensor from time to time and the specimens of the Product submitted to Licensor, as provided in paragraph 8.4.1 above, and shall not make any alteration or modification thereof without the written consent of

        Licensor, which consent shall not be unreasonably withheld or unduly delayed, except to comply with changes required by applicable law. In the event that Licensor does not advise Licensee in writing that it disapproves of such alterations or modifications within ten (10) days of receipt thereof, Licensor shall be deemed to have accepted such alteration or modification;

8.4.3 Licensee shall forward to Licensor, at Licensee's expense, such representative samples of the Products which incorporate or are to be sold under any of the Trade Marks as Licensor may reasonably request from time to time in order to verify that the Products which incorporate or are to be sold under any of the Trade Marks are being made according to the then-applicable standards and specifications furnished to Licensee by Licensor. Licensor shall have the right to conduct such inspections as to the quality of the Products which incorporate or are sold under any of the Trade Marks, at Licensee's Plant, as it may deem reasonably necessary from time to time and upon reasonable notice to Licensee.

8.5 Non-Respect of Use of Trade Marks and Quality Control. Notwithstanding any provision of this Agreement, in the event that Licensee uses any of the Trade Marks in contravention of subsections 8.3 hereof or does not respect the quality control provisions set forth in subsection 8.4 hereof, the only recourse available to Licensor shall be to prohibit Licensee from using such Trade Mark. Licensor shall furnish to Licensee and Licensee shall put in use any reasonable systems necessary to control the quality of the Products which incorporate or are to be sold under any of the Trade Marks.

8.6 Delivery of Documents. Licensee shall execute and deliver such documents, applications and other writings and do such things as may be requested by Licensor in order to confirm Licensor's ownership of the Trade Marks, maintain the validity of same and obtain, maintain or renew any registration thereof. The expenses to confirm Licensor's ownership of the Trade Marks shall be borne by Licensor. The expenses to maintain the validity of the Trade Marks and to obtain, maintain or renew any registration thereof shall be borne in the manner provided for in subsections 11.1 and 11.2 hereof. Failure to obtain or maintain registration of any of the Trade Marks, anywhere in the Territory shall not constitute a breach of the terms hereof by Licensor.

SECTION 9 - CONFIDENTIAL INFORMATION

9.1 Confidential Information. Each party hereby acknowledges that it may receive Confidential Information from the other party (the "Disclosing Party"). Each party hereby acknowledges, accepts and agrees that:

9.1.1 the Confidential Information designated as such in the manner provided for in this Section 9 is non-public and confidential and shall at all times remain the property of the Disclosing Party;

9.1.2 the disclosure by the Disclosing Party of the Confidential Information to the other party (the "Receiving Party") is for the sole purpose of enabling it to carry out its obligations under the terms of this Agreement; and

9.1.3 the Receiving Party shall not assert, directly or indirectly, any right with respect to the Confidential Information which may impair or be adverse to the Disclosing Party's ownership thereof.

9.2 Obligations of parties. Each party shall keep the Confidential Information, and the fact that the Confidential Information has been provided, confidential at all times (regardless of the extent or duration of the relationship of the parties and regardless of whether such Confidential Information was disclosed before or after the date of this Agreement) and shall not disclose such Confidential Information, in whole or in part, to any person other than to its agents, employees, suppliers and/or manufacturers of Equipment and other authorized representatives (collectively herein referred to as the
"Representatives") who need to know such information in connection with the performance of its obligations under the terms of this Agreement, without the prior written consent of the Disclosing Party. Each party shall inform its Representatives of the confidential nature of the Confidential Information and shall require such Representatives to keep such information confidential by legally binding means. Each party shall be fully responsible for any breach of this Agreement by its Representatives and shall, at its expense, promptly take appropriate legal action to stop or minimize improper disclosures by any of its employees or ex-employees or other Representatives. Each party shall exercise careful judgment to minimize the number of its Representatives who have access to the other party's Confidential Information and to limit them to individuals reasonably known to be trustworthy and of sound judgment. Areas of a party's facilities where processes are carried out involving Confidential Information of the other party shall be off limits to visitors to such facilities and shall be accessible only to those having a need to know the information in order to carry out a specific task for the party and who have signed a written legally binding agreement effective to maintain the information in confidence and to authorized Canadian or Quebec government personnel who it believes, upon reasonable inquiry, are obligated by law to maintain such information in confidence. Each party shall maintain a written log of all persons other than its Representatives who are given access to the other party's Confidential Information. Nothing herein shall be deemed to impair Licensor's right to disclose the Confidential Information of Licensee to its other licensees, subject to appropriate safeguards and to the said licensees signing confidentiality agreements, and provided further that Licensor has the right to disclose comparable confidential information of such other licensees to Licensee.

9.3 Property Rights In Confidential Information. Any Confidential Information disclosed by the Disclosing Party shall remain the sole and exclusive property of the Disclosing Party.

9.4 Information disclosed prior to this Agreement. Any Confidential Information supplied to the Receiving Party by the Disclosing Party prior to the execution of this Agreement shall be considered confidential in the same manner and shall be subject to the same treatment and obligations as the Confidential Information made available after the execution of this Agreement.

9.5 Breach of Confidentiality. In the event of a material breach of the undertakings of either party under this Section 9, the parties agree that money damages may be inadequate and the Disclosing Party shall be entitled to seek injunctive relief and specific performance. Such remedy shall not be deemed to be the exclusive remedy for any such breach but shall be in addition to all other remedies available at law. The Disclosing Party shall be entitled to reasonable legal fees (including reasonable attorney's fees and expenses) and other costs reasonably incurred to remedy any and all material breaches by the Receiving Party of this Agreement.

9.6 Transfer of Confidential Information. All Confidential Information furnished hereunder by either party to the other, whether orally, in writing or by demonstration or otherwise, shall be maintained as confidential unless the Disclosing Party notifies the Receiving Party to the contrary in writing.

9.7 Proprietary Information. Neither party hereto shall disclose any of its proprietary information which may reveal incidentally or otherwise Confidential Information originating with the Disclosing Party.

9.8 Confidential  Information of any Person.  Notwithstanding  the provisions of subsection 4.3, Licensor shall not be obliged to disclose to Licensee the planned manufacturing capacity or sales of any Person, other than Affiliates or Joint Ventures, licensed or otherwise authorized by Licensor or its Affiliates to use the Intellectual Property and Technology and/or manufacture or sell Products in North America or outside of North America, if applicable. However, Licensor shall be obliged to disclose to an independent auditor appointed by Licensee and acceptable to Licensor, acting reasonably, such planned manufacturing capacity or sales in order to ensure the accuracy of the calculation of Sales Proportion. Such independent auditor shall be bound by confidentiality obligations similar to the provisions of Section 9 hereof.

SECTION 10 - REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 Representations of Licensor. Licensor hereby represents, warrants and covenants:

10.1.1 that it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

10.1.2 that it has the necessary corporate power and authority to execute this Agreement and to perform its obligations hereunder. The execution of this Agreement by Licensor and the performance by Licensor of its obligations hereunder have been duly authorized by all necessary action on its part and do not require any action, consent or approval of, any registration with, or notification to any Person, or any action or consent under any laws to which Licensor is subject;

10.1.3 that Schedule 10.1.3 annexed hereto contains a true and complete list and copy of all Patents, Copyrights and Trade Marks and a true and complete list in all material respects of the Technology, none of the applications and registrations in respect of such Patents, Copyrights and Trade Marks have been opposed or held unenforceable except as set forth in Schedule 10.1.3 annexed hereto and each of which is in full force and effect. Licensor is the absolute owner of the applications and registrations in respect of the Intellectual Property except as set forth in Schedule 10.1.3;

10.1.4 except as set forth in Schedule 10.1.4 annexed hereto, to the Knowledge of Licensor, it is the sole owner of and has the right to exclude others from infringing or misappropriating the Patents, Copyrights, Trade Marks and Technology. The Patents, Copyrights and Technology are sufficient to enable Licensee to manufacture and sell the Products and to have manufactured and to assemble the Equipment;

10.1.5 that the Intellectual Property set forth on Schedule 10.1.3 has been duly registered with, filed in or issued by, as the case may be, the appropriate authorities in the jurisdictions listed in such Schedule and such registrations, filings and issuances remain in full force and effect, except as set forth in Schedule 10.1.3 annexed hereto;

10.1.6 that, on the date hereof each of the Intellectual Property and the Technology is free and clear of any hypothecs, charges, liens or encumbrances, except for the liens on the Intellectual Property described in Schedule 10.1.6 annexed hereto, all of the holders of such liens having taken cognizance of and consented to this Agreement and agreed to be subject to the provisions hereof insofar as the secured Intellectual Property is concerned and to respect all of the obligations of Licensor in favour of Licensee set out in this Agreement in the event that any of them realizes on its security insofar as the secured Intellectual Property is concerned;

10.1.7 that it has not granted any options, licenses or other rights to the Intellectual Property and/or the Technology to any Person except as set forth in Schedule 10.1.7 annexed hereto and HT Troplast AG has taken cognizance of and consented to this Agreement and agreed in the event that it purchases any of the Intellectual Property and/or Technology to be subject to the provisions hereof as far as such purchased Intellectual Property and/or Technology is concerned and to respect all of the obligations of Licensor in favour of Licensee in this Agreement insofar as such purchased Intellectual Property and/or Technology is concerned;

10.1.8 that the execution, delivery and performance of this Agreement, the granting of the rights and license provided herein and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument, agreement or undertaking, written or oral, governing the Intellectual Property and/or the Technology and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of Licensor's rights to the Intellectual Property and/or the Technology or in any way impair the right of Licensor to bring any action for the infringement of the Intellectual Property and/or the Technology or any part thereof;

10.1.9 that on the date hereof, the manufacture of the Products and the Equipment does not, to the Knowledge of Licensor, infringe any rights of any Person;

10.1.10 that there are no pending or threatened proceedings, litigation or other adverse claims affecting, or with respect to, the Intellectual Property and/or the Technology or any part thereof except as set forth in
        Schedule 10.1.10 annexed hereto and, to the Licensor's Knowledge, no Person is infringing or threatening to infringe the Intellectual Property and/or the Technology or is in possession of or using the Technology, except as set forth in Schedule 10.1.10;

10.1.11 that it has not disclosed the Technology or its confidential information to any Person except (i) pursuant to the License Agreement between Licensor and HT Troplast AG (successor of Huls Troisdorf AG) dated June 22, 1990, (ii) to Licensor's Representatives and officers and to other Persons pursuant to written obligation of confidentiality, (iii) to Licensor's directors whom it believes, upon reasonable inquiry, are obligated by law to maintain such information in confidence; (iv) to governmental inspectors and authorities whom it believes are obligated by law or regulation to maintain the information in confidence, and (v) in the course of its business to attorneys, accountants and comparable professionals who have ethical obligations to maintain such information in confidence;

10.1.12 that all its Representatives, officers and directors other than those Representatives who are not privy to any of Licensor's confidential information are bound by confidentiality and assignment of intellectual property and technology agreements (and non-competition agreements only insofar as the directors of Licensor who are also employees of Licensor and who are privy to Licensor's confidential information are concerned), and such agreements and obligations do not confer on any such Person any rights to the Intellectual Property and/or the Technology;

10.1.13 that it has not received any offer which remains open for acceptance from any Person for the purchase of all or substantially all of its assets, and to its Knowledge, the shareholders of Licensor who are executive officers of Licensor have not received any offer which remains open for acceptance from any Person for the purchase of their shares of Licensor;

10.1.14 that, to its Knowledge, there are no other facts or circumstances which, if known by Licensee, would reasonably dissuade Licensee from entering into this Agreement or any other agreements entered into between Licensor and Licensee on the date hereof.

10.2 Representations of Licensee. Licensee hereby represents and warrants:

10.2.1  that it has all the rights and power to enter into this Agreement;

10.2.2 that the undersigned officer has full authority to execute this Agreement; and

10.2.3 that this Agreement does not violate the terms of any other agreement to which Licensee is subject or to which Licensee is bound.

10.3 Covenants of Licensor. Licensor hereby covenants that it shall not hypothecate, charge, encumber or grant any security interest in the Intellectual Property and/or the Technology or any part thereof in favour of any Person unless such Person has first, in writing, taken cognizance of this Agreement and agreed to be subject to the provisions hereof and to respect all of the obligations of Licensor in favour of Licensee in this Agreement in the event that it exercises any of its rights in respect of the Intellectual Property and/or the Technology.

10.4 Covenants of Licensee. Licensee hereby covenants that it shall not sell or convey any of the Equipment to any Person without the prior consent of Licensor, which consent shall not be unreasonably withheld or unduly delayed. By way of example only, Licensor shall not be entitled to unreasonably withhold or unduly delay its consent if the Equipment being sold or conveyed is no longer fit for the purpose for which it was intended, is obsolete or damaged beyond reasonable repair, and is sold or conveyed in such a manner so as not to reveal any of the trade secrets forming part of the Technology. Notwithstanding the foregoing, Licensor's consent shall not be required to sell or convey any of the Equipment
i) if Licensee sells all or substantially all of its assets, or ii) in the circumstances provided for in paragraph 7.1.5 hereof.

SECTION 11 - COSTS, VALIDITY AND INFRINGEMENT OF INTELLECTUAL PROPERTY

11.1 Validity of Patents, Copyrights and Trade Marks. Licensor will maintain the validity of the existing and future Patents, Copyrights and Trade Marks by paying all required fees and other costs associated with maintaining the Patents, Copyrights and Trade Marks in force in those jurisdictions within the Territory where they are presently and will in the future be registered. Licensor may, however, upon notice to but subject to reasonable objection by Licensee, abandon any such Patents, Copyrights or Trade Marks as it deems of no further practical use. For the purposes hereof, a reasonable objection of Licensee shall include, without limitation, that the Licensee sells or reasonably intends within the next twelve (12) months to sell Products in such jurisdiction within the Territory. Notwithstanding the foregoing, Licensor shall not be entitled to abandon any existing Patents, Copyrights or Trade Marks in the manner provided for herein prior to the twenty-fifth (25th) month following the date hereof. For North America, for the first two twelve (12) month periods commencing on the date hereof, Licensee shall reimburse Licensor, within thirty
(30) days of receipt of evidence of any such payment by Licensor, for its Proportion of such maintenance fees and other costs for North America. For

North America commencing with the twenty-fifth (25th) month following the date hereof and ending December 31, 2000 and for each fiscal year of Licensee thereafter, and for each country outside of North America in each fiscal year, Licensee shall reimburse Licensor, within thirty (30) days of the determination of the Sales Proportion for the period in question and upon receipt of evidence of such payments by Licensor, for its North American Sales Proportion of such maintenance fees and other costs for North America and its Country Sales Proportion of such maintenance fees and other costs for such country, for the period in question.

11.2 Costs of Registration of Patents, Copyrights and Trade Marks. Licensor shall pay all required fees and other costs associated with the registration of new Patents, Copyrights and Trade Marks or associated with the registration of the Patents, Copyrights and Trade Marks in North America, and in any country where such Patents, Copyrights and Trade Marks are not presently registered and where such registration would in Licensor's or Licensee's reasonable business judgment be advisable. For the purposes hereof, it shall be advisable in either parties reasonable business judgment to register such Patents, Copyrights and Trade Marks in a country other than North America where it sells or reasonably intends within the next twelve (12) months to sell Products, provided that registration is reasonably available and achievable in such countries. For North America, for the first two twelve (12) month periods commencing on the date hereof, Licensee shall reimburse Licensor, within thirty (30) days of receipt of evidence of any such payment by Licensor, its Proportion of such registration fees and other costs for North America. For North America commencing with the twenty-fifth (25th) month following the date hereof and ending December 31, 2000 and for each fiscal year of Licensee thereafter, and for each country outside of North America in each fiscal year, Licensee shall reimburse Licensor, within thirty (30) days of the determination of the Sales Proportion for the twelve
(12) month period in question and upon receipt of evidence of such payments by Licensor, for its North American Sales Proportion of such registration fees and other costs for North America and its Country Sales Proportion of such registration fees and other costs for such country, for the twelve (12) month period in question.

11.3 Notice of infringement. Each party shall promptly notify the other party in writing of any infringement or threatened infringement by a third party of the Intellectual Property and/or the Technology or the Licensee's Improvements, as well as any action to invalidate or revoke or otherwise adversely affect the Intellectual Property and/or the Technology or the Licensee's Improvements which may come to its attention, including without limitation, any actual or intended common law passing-off, or any third party claim that any of the Trade Marks causes deception or confusion with or infringes upon its trade marks, service marks or other property rights in any manner.

11.4 Proceedings. The parties shall consult with one another with respect to each infringement or violation of the Intellectual Property and/or Technology or the Licensee's Improvements. Whenever the owner of the Intellectual Property and/or Technology or the Licensee's Improvements concludes that proceedings should be taken with respect to any such infringement or violation of its rights, the owner of such intellectual property and/or technology shall promptly and diligently prosecute same at its cost and expense and shall be entitled to all recoveries and awards therefrom. If such owner advises the other party that it does not intend to participate in any such proceedings, then unless such owner concludes upon reasonable grounds that no action should be taken, the other party shall be free to prosecute same and shall pay all costs and expenses related thereto and be entitled to all recoveries and awards therefrom. The parties shall at all times fully cooperate in the prosecution of all such proceedings.

11.5 One party institutes proceedings. It is understood that the party that did not institute suit or action shall render all reasonable assistance to the party that did institute suit or action, including, but not limited to, executing all documents as may be reasonably requested by the party that did institute such suit or action, and providing all necessary documentation evidencing the infringement that such party has in its possession or may acquire thereafter.

11.6 Licensee's proceedings. In the event that Licensee initiates any lawsuits involving or relating to the Intellectual Property and/or the Technology, it shall do so in good faith and to the best of its ability.

11.7 Licensor's proceedings. In the event that Licensor initiates any lawsuits involving or relating to the Licensee's Improvements, it shall do so in good faith and to the best of its ability.

11.8 Ownership of Intellectual Property and/or Technology. Licensee shall not contest the ownership or validity of the Intellectual Property and/or Technology, whether directly or indirectly, at any time during the term of this Agreement or at any time thereafter, except to the extent permitted by law in any applicable jurisdiction.

11.9  Ownership  of  Licensee's  Improvements.  Licensor  shall not  contest the ownership or validity of the Licensee's Improvements, whether directly or indirectly, at any time during the term of this Agreement or at any time thereafter, except to the extent permitted by law in any applicable jurisdiction.

SECTION 12 - INDEMNIFICATION

12.1 Indemnification of Licensee. Licensor shall indemnify and save and hold Licensee harmless from and against any debts, liabilities, claims, actions, causes of action, suits, damages, losses, costs and expenses, including damage to property and reasonable attorneys' fees and expenses, which Licensee is or may become liable for or be compelled to pay as a result or by reason of any violation, contravention or breach of any covenant, agreement or obligation or any breach of any representation or warranty made by Licensor or its directors, officers, servants, agents or employees under, pursuant to or in this Agreement.

12.2 Indemnification of Licensor. Licensee shall indemnify and save and hold Licensor harmless from and against any debts, liabilities, claims, actions, causes of action, suits, damages, losses, costs and expenses, including damage to property and reasonable attorneys' fees and expenses, which Licensor is or may become liable for or be compelled to pay as a result or by reason of any violation, contravention or breach of any covenant, agreement or obligation or any breach of any representation or warranty made by Licensee or its directors, officers, servants, agents or employees under, pursuant to or in this Agreement.

SECTION 13 - GOVERNMENT APPROVAL

13.1 Government approval. Licensee undertakes, at its sole cost and expense, to obtain any required approval, registration, notification or authorization of this Agreement from any governmental authority in any country comprised in the Territory where Licensee sells or intends to sell Products and where such approval, registration, notification or authorization is necessary.

SECTION 14 - SALE OF INTELLECTUAL PROPERTY AND/OR TECHNOLOGY

14.1 Sale of Intellectual Property and/or Technology. Licensor hereby agrees and undertakes not to assign, sell or alienate to any Person all or any part of the Intellectual Property and/or Technology in any manner unless such Person first agrees in writing to be subject to the provisions of this Agreement and to respect all of the obligations of Licensor in favour of Licensee set out in this Agreement. In the event that such Person purchases or becomes owner of a part and not all of the Intellectual Property and Technology, such Person shall be subject to the provisions of this Agreement only insofar as such part of the Intellectual Property and/or Technology is concerned and shall respect all of the obligations of Licensor in favour of Licensee set out in this Agreement only insofar as such part of the Intellectual Property and/or Technology is concerned.

SECTION 15 - FAIRNESS COMMITTEE AND ARBITRATION

15.1 Nomination of a Fairness Committee. Promptly after the date hereof, the parties hereby agree to appoint a fairness committee (the "Fairness Committee") comprised of one (1) representative of each of Licensor and Licensee (provided that the representative of Licensee shall be chosen by the Investors only). Each of the Licensor and the Licensee (acting through the Investors only) shall be entitled to replace the representative appointed by it upon giving the other party three (3) days prior written notice of the names of the individual being replaced and replacing him.

15.2 Fairness Committee. In the event of any dispute, controversy or disagreement between the parties arising out of or in relation to the validity, interpretation or performance of the provisions of this Agreement, the parties shall first meet and try in good faith to resolve their differences. In the event they are unable to meet within ten (10) days of either party requesting a meeting or are unable to resolve their differences within ten (10) days of their meeting, then the Fairness Committee shall meet in an effort to resolve the differences between the parties. All decisions of the Fairness Committee shall be made unanimously by its members.

15.3 Arbitration. In the event that the Fairness Committee is unable to meet within ten (10) days of either party requesting same or the Fairness Committee is unable to resolve any dispute through negotiation as set forth in subsection
15.2 within ten (10) days of its meeting, then such dispute shall be definitively dealt with using the rules of conciliation and arbitration of the International Chamber of Commerce, by one or more arbitrators appointed in accordance with said rules, and to the exclusion of any courts, except for injunctive relief and any provisional remedy, including seizure before judgment, which may be obtained from any court or tribunal having jurisdiction, and until a final decision is rendered, this Agreement shall continue in effect as if the dispute, controversy or decision did not exist. Any arbitration proceeding required pursuant to the terms thereof shall take place in Montreal, Quebec and shall be conducted in both the English and French language. The cost of the arbitration shall be borne in the manner provided for in the arbitration award.

SECTION 16 - MISCELLANEOUS PROVISIONS

16.1 Registration. Licensee shall have the right, at its cost, to cause a summary of this Agreement to be registered or recorded against the Patents in all patent offices where such registration or recording mechanism is available. Any summary of this Agreement shall be prepared by Licensor at its expense and shall be satisfactory to the Licensee.

16.2 Patent Marking. Licensee shall mark all Products with the numbers of all applicable Patents in accordance with the laws of all jurisdictions where they may be sold. Such markings shall be in such form as may be directed by Licensor from time to time in order to assure compliance with such laws.

16.3 Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be given by telecopier, or delivered by hand, to the other party at the following addresses:

if to the Licensee:     LAMINES CTEK INC.
                        600 de la Gauchetiere Street West
                        Suite 1700
                        Montreal, Quebec
                        H3B 4L8

                        Attention: Chairman and President

                        Telecopier: (514) 395-8055
if to the Licensor:     COMPOSITECH LTD.
                        120 Ricefield Lane
                        Hauppauge, New York
                        11788-2008, U.S.A.

                        Attention: the President

                        Telecopier: (516) 436-5203

with a copy in
all cases to:           INDUSTRIES DEVMA INC.
                        600, de la Gauchetiere Street West
                        Suite 1700
                        Montreal, Quebec
                        H3B 4L8

                        Attention: President

                        Telecopier: (514) 395-8055


                        SOCIETE INNOVATECH DU GRAND MONTREAL
                        2020 University Avenue
                        Suite 1527
                        Montreal, Quebec
                        H3A 2A5

                        Attention: President and Chief Executive Officer

                        Telecopier: (514) 864-4220


                        FONDS DE SOLIDARITE DES TRAVAILLEURS DU
                        QUEBEC (F.T.Q)
                        8717 Berri Street
                        Montreal, Quebec
                        H2M 2T9

                        Attention: Vice President, Legal Affairs

                        Telecopier: (514) 383-2500

                        with a copy to: Senior Vice President, Investments

                        Telecopier: (514) 383-2505

                        FONDS REGIONAL DE SOLIDARITE ILE DE MONTREAL, limited partnership
                        255, St-Jacques Street West
                        3rd Floor
                        Montreal, Quebec
                        H2Y 1M6

                        Attention: Managing Director

                        Telecopier: (514) 845-0625

with a copy in
all cases to:           LAPOINTE ROSENSTEIN
                        1250 Rene-Levesque Blvd. West
                        Suite 1400
                        Montreal, Quebec
                        H3B 5E9

                        Attention: Perry Kliot

                        Telecopier: (514) 925-9001

or at such other address as each party may have previously indicated to the other party in writing in conformity with the foregoing. Any such notice, request, demand or other communication shall be deemed to have been received on the date of delivery if delivered by hand, or the next business day immediately following the date of transmission if sent by telecopier. The original copy of any notice sent by telecopier shall be forwarded to the other party by registered mail, receipt return requested.

16.4 Further Documents. Each party upon the request of the other, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

16.5 Gender. Any reference in this Agreement to any gender shall include both genders and the neutral, and words used herein importing the singular number only shall include the plural and vice versa.

16.6 Headings. The division of this Agreement into Sections, subsections and other subdivisions, and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

16.7 Severability. Any Section, subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed therefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from an illegal or unenforceable Section, subsection or other subdivision of this Agreement or any other provisions of this Agreement.

16.8 Entire Agreement. This Agreement together with any other instruments to be delivered pursuant hereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, between the parties.

16.9 Amendments. No amendment of this Agreement shall be binding unless otherwise expressly provided in an instrument duly executed by each party hereto.

16.10 Waiver. Except as otherwise provided in this Agreement, no waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the parties.

16.11 Delays. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the day which is the reference day in calculating such period shall be excluded. If the day on which such delay expires is not a business day, then the delay shall be extended to the next succeeding business day.

16.12 Preamble. The preamble hereof shall form an integral part of this Agreement.

16.13 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

16.14 Separate entities. This is an agreement between separate entities and neither is the agent or servant of or possesses the power to obligate the other. This Agreement shall not be construed so as to constitute Licensor and Licensee partners or joint venturers or so as to create any other form of legal association which imposes liability upon either party for the acts or omissions of the other party.

16.15 Successors and assigns. This Agreement and the provisions hereof shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Except as otherwise provided for in this Agreement, neither party shall assign, encumber or hypothecate any of its rights, title and interest in and to this Agreement without the other party's prior written consent. Notwithstanding the foregoing, the Licensee may assign, encumber and/or hypothecate its right, title and interest in and to this Agreement to its lenders.

16.16 Currency and conversion rate. All payments contemplated herein shall be effected in the lawful currency of the United States of America, at the address designated by either party from time to time. For the purpose of calculating the Sales Proportion, the sales that are not made in United States dollars will be converted into United States dollars based on the average monthly closing rate for the period of the sales as reported by the Chase Manhattan Bank for the conversion of such foreign currencies into United States dollars. In addition, all amounts payable by Licensor to a third party in currency other than United States dollars shall be converted into United States dollars based on the noon rate as reported by the Chase Manhattan Bank for the conversion of such foreign currencies into United States dollars on the date such amount is paid by Licensor.

16.17   Counterparts.   This   Agreement  may  be  executed  in  any  number  of
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

16.18 Language. The parties hereto state their express wish that this Agreement as well as all documentation contemplated hereby or pertaining hereto or to be executed in connection herewith be drawn up in the English language; les parties expriment leur desir explicite a l'effet que cette convention de meme que tous documents envisages par les presentes ou y ayant trait ou qui seront signes relativement aux presentes soient rediges en anglais.

     IN WITNESS WHEREOF, the parties have signed at the place and on the date first hereinabove mentioned.

COMPOSITECH LTD.                        LAMINES CTEK INC.

Per: ___________________________        Per: ___________________________
     Jonas Medney                            Louis Riopel